                         MANAGEMENT SERVICES AGREEMENT

                                    BETWEEN

                         SHURGARD STORAGE CENTERS, INC.

                                      AND

                             SHURGARD INCORPORATED

                              DATED MARCH 1, 1994

                                    CONTENTS

1.       Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
2.       Scope of Employment . . . . . . . . . . . . . . . . . . . . . . . . .      4
3.       Management Duty and Authority of the Manager  . . . . . . . . . . . .      4
4.       Restrictions upon Management Authority of the Manager . . . . . . . .      9
5.       Delegation of Duty and Authority  . . . . . . . . . . . . . . . . . .     10
6.       Company's Cooperation . . . . . . . . . . . . . . . . . . . . . . . .     10
7.       Manager's Compensation and Reimbursement  . . . . . . . . . . . . . .     10
8.       Term of Agreement; Termination  . . . . . . . . . . . . . . . . . . .     12
9.       Engagement of Manager's Employees.  . . . . . . . . . . . . . . . . .     15
10.      Use of Trademarks, Service Marks and Related Items  . . . . . . . . .     15
11.      Manager's Other Business  . . . . . . . . . . . . . . . . . . . . . .     16
12.      Manager as Independent Contractor . . . . . . . . . . . . . . . . . .     16
13.      Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
14.      Environmental Compliance and Indemnification  . . . . . . . . . . . .     17
15.      Compliance with Applicable Use Regulations  . . . . . . . . . . . . .     19
16.      Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19
17.      Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
18.      Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
19.      Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
20.      Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
21.      Successors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     21
22.      Consents and Waivers  . . . . . . . . . . . . . . . . . . . . . . . .     21
23.      Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . .     21

                         MANAGEMENT SERVICES AGREEMENT

         THIS MANAGEMENT SERVICES AGREEMENT (the "Agreement") is made and entered into as of this 1st day of March, 1994, by and between Shurgard Storage Centers, Inc., a Delaware corporation, for itself and its wholly owned subsidiary or subsidiaries (the "Company"), and Shurgard Incorporated, a Washington corporation (the "Manager").

                                    RECITALS

         WHEREAS, the Company is organized under the laws of the State of Delaware and has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (the "Registration Statement") to register 20,500,000 Shares of Class A Common Stock and Class B Common Stock, par value $0.001 per share (the "Shares"), to be offered in connection with the proposed exchange of the Shares and cash for all of the assets, subject to the liabilities, of certain limited partnerships (the "Consolidation"), and the Company may thereafter sell additional securities or otherwise raise additional capital;

         WHEREAS, the Company intends to qualify as a "real estate investment trust" as defined in the Internal Revenue Code of 1986, as amended (the "Code"), and to invest its funds in self-service storage facilities and other commercial real estate investments as contemplated by, and permitted in, the Company's Certificate of Incorporation and By-Laws;

         WHEREAS, through the Consolidation, the Company may, either directly or through one or more wholly owned subsidiaries, acquire up to 139 self-service storage facilities and two office and business parks (the "Consolidation Properties") and may acquire additional real estate assets in the future (the "Additional Properties")(the Consolidation Properties and the Additional Properties are referred to herein collectively as the "Properties");

         WHEREAS, the Manager has substantial experience in the management of self-service storage facilities and has provided property management services to a number of public and private real estate programs sponsored by the Manager and its Affiliates (as defined below); and

         WHEREAS, the Company desires to avail itself of the experience, sources of information, advice, assistance and certain facilities of or available to the Manager and to have the Manager undertake the property management duties and responsibilities hereinafter set forth, on behalf of and subject to the supervision of the Board of Directors of the Company (the "Board"), as provided in this Agreement; and

         WHEREAS, the Manager is willing to undertake to render such services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth.





MANAGEMENT SERVICES AGREEMENT         -1-

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the foregoing, the mutual promises of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1.      DEFINITIONS

         As used in this Agreement, the following capitalized terms shall have the meanings set forth below.

                          "Additional Properties" means any Properties acquired by the Company after the Consolidation.

                          "Affiliate" of a person means (a) any other person directly or indirectly controlling, controlled by or under common control with such person, (b) any other person owning or controlling 10% or more of the outstanding voting securities of such person, (c) any officer, director or partner of such person, and (d) any company for which such person acts as an officer, director or partner.

                          "Agreement" means this Management Services Agreement, as in effect from time to time.

                          "Asbestos-Containing Material" means any material containing more than one percent (1%) by weight of asbestos, including all varieties and forms of materials defined as asbestos under any federal or state statute or regulation relating to the protection of human health or the environment.

                          "Board" means the Board of Directors of the Company, as constituted from time to time.

                          "Company" means Shurgard Storage Centers, Inc., a Delaware corporation together with its wholly owned subsidiary or subsidiaries.

                          "Consolidation" means the transactions described in the Company's Registration Statement on Form S-4, filed with the Securities and Exchange Commission, registering 20,500,000 Shares of Class A Common Stock and Class B Common Stock, par value $.001 per share, offered by the Company in connection with the proposed exchange of Shares and cash for all of the assets, subject to the liabilities, of certain limited partnerships sponsored by the Manager.

                          "Environmental Laws" means any and all federal, state, and local statutes, regulations, and ordinances pertaining to the protection of human health or the environment that are applicable to the Property, including, without limitation, the Comprehensive Environmental Response, Compensation and Recovery Act of





MANAGEMENT SERVICES AGREEMENT         -2-

         1980, as amended, the Resource Conservation and Recovery Act of 1976, and the Hazardous Materials Transportation Act; all regulations pertaining thereto; and all other statutes, laws and ordinances of the United States and of any state, county or municipality in which the Properties or any portion thereof are located.

                          "Gross Revenues" means any and all revenues, however denominated, arising from, in connection with or otherwise attributable to the operation of the Properties and the businesses conducted by the Company in connection therewith, including, without limitation, fixed and percentage rentals, vending machine or concessionaire revenues, revenues from lock and box sales, truck rental revenues, maintenance charges, and administrative and late fees, if any, paid by the tenants of the Properties in addition to basic rent, parking fees, if any, records delivery and retrieval charges, sales of space planning systems and products, storage space consulting fees, and all money whether or not otherwise described herein paid for the use of the Properties, or for services provided at or in relation to the Properties, or the Company's business activities in connection therewith, determined on an accrual basis (net of any amounts written off by the Manager as uncollectible). Gross Revenues shall not include proceeds of insurance (casualty or liability), condemnation, any proceeds of any sale or financing or any other transfer, encumbrance or conveyance of any portion of the Properties, income earned on any accounts maintained by the Company or earned upon any indebtedness held by the Company or any other dividend or interest income from investment of Company assets.

                          "Hazardous Substance" means any and all hazardous, toxic, infectious, or radioactive substances, wastes, or materials listed or defined by any Environmental Law and specifically shall include petroleum oil and its fractions, asbestos, urea formaldehyde and radon.

                          "Properties" means all self-service storage facilities, office and business parks and other commercial real estate assets, owned by the Company.

                          "Property Income" means all rent and/or lease payments, administrative fees, late payment fees and tenant security, cleaning, damage and other deposits due to the Company from the Properties, and any other amounts payable with respect to the leasing thereof.

         2.      SCOPE OF EMPLOYMENT

         Subject to the terms and conditions of this Agreement, for the term of this Agreement as specified in Section 8, the Company employs the Manager, and the Manager agrees, to manage each of the Properties, upon the terms and conditions hereinafter set forth.





MANAGEMENT SERVICES AGREEMENT         -3-

         3.      MANAGEMENT DUTY AND AUTHORITY OF THE MANAGER

         The Company grants to the Manager sole and exclusive power and authority to manage the operation of each of the Properties subject to the limitations contained in Sections 3 and 4. Without limiting the generality of the foregoing, the Manager shall have the duty and the authority and power to undertake, in the name and on behalf of the Company, any of the following actions and shall exercise such powers and authority at the cost, expense and risk of the Company except as otherwise specified herein:

         (a) Initiate and utilize such advertising, marketing and other promotional aids as the Manager deems necessary, advisable or appropriate in managing the operation of the Properties;

         (b) Establish leasing policies, guidelines and procedures satisfactory to the Company and procure, negotiate and execute on behalf of the Company all leases, rental agreements, amendments, addendums and renewals thereof pursuant to such policies with respect to part or all of the rentable space at the Properties;

         (c) Collect from tenants of the Properties the Property Income and deposit all such Property Income in such bank account or accounts maintained by the Manager on behalf of the Company, in the name of the Manager or the Company, at such bank or banks as the Manager may from time to time determine. The Manager shall hold and segregate all tenant deposits according to applicable law. In addition, the Manager shall not permit Company funds to be commingled with the funds of any other person, except to the extent that such funds may be deposited in a master fiduciary account or similar account pursuant to which separate sub-trust accounts are established for the benefit of various parties and provided that the Company's funds are protected from claims by the other depositors and their creditors;

         (d) Use its best efforts to terminate tenancies, evict tenants and recover possession of rented space within the Properties and otherwise enforce the rights of the Company as considered appropriate or necessary by the Manager or when requested by the Company; and initiate and prosecute legal actions, in the name of the Company or the Manager, as permitted by applicable law, to evict tenants and recover unpaid Property Income and, when expedient, settle, compromise and/or release such actions or suits or reinstate such tenancies.
If requested by the Company, the Company may designate or approve counsel and control litigation of any character affecting or arising out of operations of the Properties, subject to the rights of insurance carriers whose policies cover part or all of the events giving rise to the litigation;

         (e) Pay all expenses incurred in connection with the operation, management and maintenance of the Properties and in connection with the performance of any and all duties imposed upon the Manager under the terms of this Agreement (all such expenses to be the





MANAGEMENT SERVICES AGREEMENT         -4-
responsibility of the Company except to the extent that such expenses are not reimbursable under Section 7(c));

         (f) Maintain the Properties in good condition and make such ordinary repairs, alterations and improvements to the Properties, including the purchase of and payment for such maintenance and repairs and all supplies and equipment necessary therefor, as the Manager deems advisable or necessary for the operation and maintenance of the Properties as self-service storage facilities or as office and business parks, as the case may be, of a quality comparable to the other properties managed by the Manager;

         (g) Cause the replacement or substitution of equipment, furnishings and other personal property at the Properties as such are damaged, destroyed or become obsolete, including the execution of any and all contracts, agreements and instruments incidental to such replacement and substitution;

         (h) Employ and discharge when necessary such employees (including project and associate managers) the Manager deems advisable or necessary for the operation, management or maintenance of the Properties and the performance of the duties imposed upon the Manager pursuant to the terms of this Agreement. Such employees shall be hired as employees of the Manager or an Affiliate of the Manager. The Manager shall be responsible for making of all governmental filings and the payment of payroll and withholding taxes with respect to each such employee. Such employment shall be at the cost of the Company except to the extent that such costs are to be borne by the Manager, and are not subject to reimbursement, as provided in Section 7(c);

         (i) Act as the Company's agent in paying all real estate taxes and other charges, assessments or levies imposed upon or against the Properties of whatever kind or nature and, in its discretion or at the request of the Company, defending on behalf of the Company any of such charges and seeking revision of or appeal from any assessment or charge deemed improper, all such actions in the name of the Company;

         (j) Act as the Company's agent in paying all installments of principal and interest due on any promissory notes, real estate contracts or other instruments requiring installment payments payable by the Company (to the extent that the Company specifically requests the Manager in writing to make such payments, provides the Manager with sufficient information to determine the amounts due under any and all such promissory notes, real estate contracts or other instruments and the obligations in connection therewith, and provides the Manager with the funds for such payments) and generally comply with the requirements of the foregoing and the requirements of any mortgage, deed of trust, real estate contract or other instrument securing payment of any indebtedness incurred by the Company;

         (k) Maintain such insurance as the Company deems advisable or, in the absence of the Company's instructions, such insurance as is comparable to the insurance the





MANAGEMENT SERVICES AGREEMENT         -5-

Manager carries from time to time on similar properties managed by it for its own account or for the account of others, to protect the interest of the Company and the Manager. The Manager shall include the Properties under any blanket insurance policy carried by the Manager for other similar properties which it manages, so long as such blanket policy is available at a reasonable premium cost to the Company, and shall cause the Company to be an additional insured under such blanket police unless the Company requests that additional insurance be carried or that the Properties be insured by a different carrier, in which event the Manager shall cause the Properties to be so insured;

         (l) Maintain complete and accurate records of all transactions relating to the Properties and make such records available for inspection by the Company or any of its authorized representatives or agents at all reasonable times;

         (m) Use its best efforts to comply with all applicable federal, state and local governmental laws, rules and regulations with respect to the operation and maintenance of the Properties and where it deems appropriate, or at the request of the Company, use its reasonable efforts to challenge, seek an appeal concerning, protest or seek exemption from any of the foregoing;

         (n) Select and contract with all vendors, suppliers, contractors, subcontractors and other independent contractors which the Manager deems advisable or necessary to the operation, management and maintenance of the Properties and the performance of the duties imposed upon the Manager pursuant to the terms of this Agreement. The terms and conditions of all such contracts shall be determined by the Manager acting in its capacity as manager of the Properties;

         (o) Contract for gas, electricity, water, telephone and such other services that the Manager deems advisable or necessary for the operation of the Properties;

         (p) Promptly handle complaints and requests from tenants and notify the Company of any of the following to the extent that such have a material impact upon the operation of any of the Properties or the income therefrom, or which could expose the Company to any material civil or criminal liability: any complaints made by tenants of the Properties; any notice of violation of any governmental requirements; any defect in the Properties; any fire or other damage to the Properties; and, in the case of any serious fire or other serious damage to the Properties, notify immediately the Company's casualty insurance carrier so that an insurance adjustor can view the damage before repairs are started and complete customary loss reports in connection with fire or other damage to the Properties;

         (q) Promptly notify the Company's general liability insurance carrier and the Company of any personal injury or property damage occurring to or claimed by any tenant or third party on or with respect to the Properties and promptly forward to the carrier, with copies to the Company, any summons, subpoena or other like legal documents served upon





MANAGEMENT SERVICES AGREEMENT         -6-
the Manager relating to actual or alleged potential liability of the Company, the Manager or the Properties for personal injury or property damage;

         (r) Notify the Company of any condemnation proceedings, rezoning or other governmental order, lawsuit or threat thereof involving the Properties and violations relative to the leasing, use, repair and maintenance of the Properties under governmental laws, rules, regulations, ordinances or like provisions to the extent that any of the foregoing have or may have a material impact upon the value or operations of a Property or the Properties in the aggregate;

         (s) Render monthly reports relating to the management and operation of the Properties for the preceding calendar month, within thirty
(30) days following the end of the month, which will set forth individual profit and loss statements for each Property and render a quarterly profit and loss statement and balance sheet for the Company within forty-five (45) days following the end of the calendar quarter;

         (t) Prepare and submit to the Company an operating budget for the promotion, operation, repair and maintenance of the Properties for each calendar year commencing after the year in which the Consolidation is consummated; the budget for each calendar year will be due in a timely manner prior to the beginning of each calendar year. Such budget shall be prepared on an accrual basis and shall include a projection of income and expenses both on a per Property basis and in the aggregate for all Properties and a projection of the cash available for remission to the Company during the calendar year. The Company shall promptly review the budget submitted by the Manager and, in any event, shall provide the Manager with its comments no later than fifteen
(15) days after receipt of the budget. In the event the Company wishes to make changes to the budget, such changes shall be reviewed with the Manager and, when agreed upon, shall be included in the final budget prepared for the calendar year; provided, however, that to the extent such changes place restrictions upon the amount that the Manager may expend on behalf of the Company for the operation, repair and maintenance of the Properties, the Manager shall not (i) be obligated in any way to expend its own funds for the operation, repair and maintenance of the Properties and in the performance of its duties hereunder (except to the extent that such expenses are not reimbursable under Section 7(c)) and (ii) in any way be liable to the Company for any loss, damage, claims, costs and expenses incurred by the Company as a result of such limitations on the amount which may be expended toward the operation, repair and maintenance of the Properties, provided that the Manager has notified the Company reasonably in advance of the need for additional expenditures and the Company has refused to approve such expenditures. Furthermore, the Company and the Manager hereby acknowledge and agree that the budget will be prepared for planning purposes and that the failure of the Properties to perform as budgeted shall not in any way impose any additional liability upon the Manager except for negligence or willful misconduct of the Manager in performing its duties hereunder. In the event that a new budget is not approved by the Company prior to the commencement of the





MANAGEMENT SERVICES AGREEMENT         -7-
calendar year to which such budget relates, the Manager shall be entitled for all purposes to follow the terms of the last approved budget with respect to expenses in operating the Properties, with such adjustments as the Manager believes are necessary to preserve the value of the Properties, until a new budget is approved by the Company;

         (u) Keep or cause to be kept proper records with respect to the management and operation of the Properties and to retain those records for periods specified by the Company. The Company shall have the right to inspect such records and audit, at its expense, the reports required by this Section during business hours throughout the term of this Agreement. At the Company's request the Manager shall provide the Company with copies of all such books and records as it may request;

         (v) Keep such control over accounting and financial matters as the Manager deems necessary or advisable to protect the Company's assets from loss or diminution in value due to error, negligence or willful misconduct on the part of the Company's employees or the employees of the Manager or its Affiliates;

         (w) Upon the Company's request, transfer to the Company at any time funds in the bank accounts maintained for the Company considered by the Company to be in excess of an amount reasonably required by the Manager for disbursement purposes in connection with the operation of the Properties. To the extent that the Company requests and requires the transfer of funds from such bank accounts so that there are not sufficient funds for the operation and maintenance of the Properties, the Manager shall promptly notify the Company to that effect in sufficiently reasonable advance time to allow the Company to advance the needed funds but shall have no obligation to advance or disburse any funds of its own for the operation and maintenance of the Properties and, provided that the Company refuses to advance such funds after such reasonable notice from the Manager, then any losses attendant thereto shall be the sole responsibility of the Company;

         (x) Pass on to the Company the benefits of all discounts and rebates obtained by the Manager from third parties furnishing labor, goods and services in connection with the operation and maintenance of the Properties; and

         (y) Take any and all such other steps and do all such other acts and things as the Manager shall deem necessary or advisable in connection with the operation, management and maintenance of the Properties and the performance of its duties under this Agreement.

         The Company shall be responsible for payment of all costs and expenses incurred by the Manager in managing the Properties and providing services under this Agreement, except to the extent that the Manager is, under Section 7(c), required to bear such expenses and is not entitled to reimbursement. To permit the Manager to perform its duties hereunder, the Company shall advance to the Manager funds necessary to permit it to manage the Properties and to perform its duties hereunder and, by the execution of this Agreement, authorizes the Manager to withdraw funds, from time to time and in such





MANAGEMENT SERVICES AGREEMENT         -8-
amounts as the Manager deems reasonable, from the accounts maintained for and on behalf of the Company to cover the costs incurred in performing the Manager's duties under this Agreement. If, for any reason, sufficient funds are not available to the Manager to permit the discharge of its duties hereunder, the Manager shall promptly advise the Company of the lack of necessary funds. The Manager shall not be obligated to advance any of its own funds to perform duties hereunder which are to be funded by the Company and shall have no liability for any liability, loss, damage, cost or expense incurred by the Company as a result of the Company's failure to make sufficient funds to the Manager to perform duties hereunder. However, if the Manager advances funds for the benefit of the Company, such advances shall be reimbursed as permitted by Section 7(c).

         4.      RESTRICTIONS UPON MANAGEMENT AUTHORITY OF THE MANAGER

         Without the prior written consent of the Company, the Manager shall not, and shall have no authority hereunder to:

         (a) Change the general character or use of the Properties as presently existing (except as contemplated by the Company at the time of purchase), if such change would result in a material change in the character or use of the Company's Properties in the aggregate;

         (b) Encumber or permit any lien to encumber any of the Properties or any portion thereof; provided, however, that nothing contained in this paragraph shall obligate the Manager to advance any of its own funds to discharge or remove any lien for labor, goods and services rendered by third parties to the Company in connection with the operation and maintenance of the Properties to the extent that such labor, goods and services have been requested by the Company or are authorized by the Company pursuant to the terms of this Agreement, and the removal of any such liens shall be an expense of the Company;

         (c) Incur any indebtedness for or on behalf of the Company (excluding for these purposes any debts and obligations of the Company that may be incurred as a result of the Manager's performing its duties under this Agreement);

         (d) Confess judgment or settle any claims against the Company in excess of Two Hundred Fifty Thousand Dollars ($250,000) per judgment or claim, subject to the rights of insurance carriers whose policies cover claims against the Company to settle such claims in accordance with the terms of such policies; and

         (e) Contract for services with respect to any of the Properties with a party which would be regarded as an Interested Party under Section 12 of the Company's By-Laws, unless such contract has been disclosed and approved in writing by the Company's Board of Directors as required by the By-Laws.





MANAGEMENT SERVICES AGREEMENT         -9-

         5.      DELEGATION OF DUTY AND AUTHORITY

         The Manager may delegate any or all of its powers and authorities under this Agreement to any person of its selection (including an Affiliate thereof) as long as the Manager remains responsible for supervising the performance of the duties and responsibilities so delegated and remains liable to the Company for the performance of such duties and responsibilities to the extent that the Manager would be liable if it itself had performed the delegated duties and responsibilities.

         6.      COMPANY'S COOPERATION

         The Company hereby agrees to cooperate with the Manager in the performance of its duties and responsibilities under this Agreement and to that end, upon the request of the Manager, to provide office space at each of the Properties, give the Manager access to all files, books and records of the Company relevant to the services to be rendered by the Manager under the terms of this Agreement, and to execute all documents, instruments and agreements as the Manager in its sole judgment deems necessary or advisable to enable it to fulfill its duties under this Agreement.

         7.      MANAGER'S COMPENSATION AND REIMBURSEMENT

         (a) Monthly Property Management Fee. For the Manager's management of the Properties, the Company shall pay to the Manager a monthly property management fee ("Monthly Fee") equal to six percent (6%) of such month's Gross Revenues (as defined below) arising from the operation of self-service storage facilities and five percent (5%) of such month's Gross Revenues arising from the operation of office and business parks provided, however, that in no event shall the amount charged for management services for each Property be less than One Thousand Dollars ($1,000) per month. To the extent that the Manager delegates, with the consent of the Company, responsibility for leasing, re-leasing or other leasing-related services to an independent contractor with respect to part or all of the Properties, the Company shall pay such independent contractor separately for such services, and the amount of such fees shall reduce the amount payable to the Manager hereunder. The Monthly Fee for each calendar month during the term of this Agreement shall be paid within ten days after the end of such month and the Manager is hereby authorized, without any further consent of the Company, to deduct such amount from the Property Income on or before five (5) days after the end of each month.

         (b) Advertising Fee. For the Manager's services related to advertising the Properties, the Company shall pay the Manager a monthly fee of Seventy-Five Dollars ($75) for each Property, with such payment to be made within ten days after the end of each calendar month. The Manager is hereby authorized to deduct such monthly fees from the Property Income of the Company without any further consent of the Company on or before five (5) days after the end of each month. The Company shall, in addition, be responsible for the payment of the actual cost to the Manager of goods and materials





MANAGEMENT SERVICES AGREEMENT        -10-
obtained from entities unaffiliated with the Manager in advertising the Company's properties. The Manager shall pass through to the Company any discount it obtains on printing, artwork, materials, electronic media time, print media space or other supplier's and servicer's charges related to advertising the Properties.

         (c)     Reimbursements.   Except as otherwise provided in this Section
7(c), the Company shall be responsible for payment of all costs and expenses incurred by the Manager in rendering services hereunder and such costs and expenses shall, if possible, be paid directly by the Company. However, to the extent that costs and expenses are incurred by the Manager or its directors, officers, employees or agents, such costs and expenses shall be promptly reimbursed by the Company subject to the limitations discussed below.

         The Company shall not pay or reimburse the Manager or its Affiliates for the following:

                 (i) for its own overhead, such as rent or depreciation, utilities and capital improvements;

                 (ii) for salaries, fringe benefits, travel expenses and other expenses incurred by or allocated to any "controlling person" (as defined below) of the Manager or its Affiliates;

                 (iii) for the salaries, fringe benefits, travel expenses and other adminsitrative expenses incurred by or allocated to any of the Manager's personnel used to prepare the monthly property statements for the Company's Properties and to supervise performance of the on-site personnel hired to manage the Properties; provided, however, that nothing contained herein shall in any way be deemed to limit the Manager's right to reimbursement for costs and expenses incurred in preparing financial statements for the Company or for conducting the on-site management services required hereunder;

                 (iv) for the fees, if any, paid by the Manager to unaffiliated persons for property management services, and leasing-related services, to the extent the Manager assigns to such person or persons management responsibilities hereunder; and

                 (v) to the extent the Manager provides services hereunder, for which the Manager is entitled to reimbursement, such reimbursement shall not exceed the amount that the Company would have paid for comparable services in the same or comparable geographic locations to persons having no affliation with the Company and, if and to the extent that such reimbursements exceed such amounts, the amount of the excess shall be borne by the Manager and shall not be reimbursed by the Company.





MANAGEMENT SERVICES AGREEMENT        -11-

         For purposes of this Section, "controlling person" includes any person performing functions for the Manager or its Affiliates such as the Chairman or a member of the Board of Directors, executive management or senior management; or holding a five percent (5%) or more equity interest in the Manager or its Affiliates; or having the power to direct or cause the direction of the Manager or its Affiliates whether through the ownership of voting securities, by contract or otherwise. The foregoing restrictions shall not restrict the Company from reimbursing the Manager for legal expenses passed through to the Company whether or not members of the Manager's in-house legal staff might be deemed to be "controlling persons" as long as such persons are acting in their capacity as a legal counsel in providing services for an behalf of the Company. If and to the extent reimbursements hereunder are for personnel providing services not only to the Company but also to other parties, such reimbursements shall be limited to the pro rata cost of such personnel, including an allocation for the direct costs (as if such personnel were part-time employees of the Company), all based on the amount of time such personnel spend on the Company's business or affairs. Such allocations shall be established in accordance with such procedures as the Manager may reasonably establish.

         Neither the Manager nor an Affiliate thereof shall be entitled to retain any reimbursement for services performed for the Company unless, within the scope of the annual audit of its financial statements, its independent certified public accountants verify the allocation of such costs to the Company. The method of verification shall provide (i) a review of the time records of individual employees whose services are to be reimbursed in whole or part by the Company, or a review of such other methods of allocation as may be reasonably established by the Manager, and (ii) a review of the specific nature of the work performed by each such employee. The methods of verification shall be in accordance with generally accepted auditing standards and shall accordingly include such tests of the accounting records and such other auditing procedures as the independent certified public accountants consider appropriate in the circumstances. The additional costs of such verification shall be itemized by the independent certified public accountants and shall be reimbursed by the Company in accordance with this Section.

         8.      TERM OF AGREEMENT; TERMINATION

         (a) This Agreement shall continue in force for an initial term of five (5) years from the date the Consolidation is consummated (the "Initial Term"). Absent written notice of non-renewal as provided in this Section, this Agreement shall be automatically renewed for successive three (3)-year terms ("Renewal Terms") upon the expiration of the Initial Term and each Renewal Term. Notice of non-renewal, if given, shall be given in writing not less than sixty (60) calendar days before the expiration of the Initial Term of this Agreement or sixty (60) calendar days before the expiration of any Renewal Term thereof.





MANAGEMENT SERVICES AGREEMENT        -12-

         (b) Either party may terminate this Agreement in the event of a default by the other party.

         The following shall constitute a default of this Agreement by the
Manager:

                 (i) The Manager shall fail to perform any of its obligations under this Agreement, and such failure has a material adverse effect on the Company, within thirty (30) days after notice from the Company of the need for such performance or, if a longer period is reasonably required for such performance, if the Manager has not commenced to cure such default within the above-mentioned thirty
         (30)-day period and thereafter continuously and diligently prosecuted the same to completion; or

                 (ii) (A) The Manager shall make an assignment for the benefit of its creditors, (B) admit in writing its inability to pay its debts as they become due, (C) commence in any court, pursuant to any statute of the United States or of any state, any voluntary bankruptcy, reorganization, composition, extension, arrangement or insolvency proceeding, (D) have filed against it in any court pursuant to any statute of the United States or of any state, any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceeding, and such court shall enter an order for relief, after the institution thereof, or (E) have suffered or permitted a receiver, trustee, liquidator or similar officer to be appointed to administer and/or liquidate all or substantially all of its assets, and such appointment shall not be vacated or set aside within sixty (60) days after the appointment of such receiver, trustee, liquidator or similar officer.

         The following shall constitute a default of this Agreement by the
Company:

                 (i) The Company shall fail to perform any of its obligations under this Agreement, and such failure has a material adverse effect upon the Manager, within thirty (30) days after notice from the Manager of the need for such performance, or if a longer period is reasonably required for such performance, if the Company has not commenced to cure such default within the above-mentioned thirty
         (30)-day period and thereafter continuously and diligently prosecuted the same to completion;

                 (ii) The Company shall commit any act of fraud, intentional misrepresentation, gross negligence or misconduct in connection with the performance of its duties under this Agreement; or

                 (iii) (A) The Company shall make an assignment for the benefit of its creditors, (B) admit in writing its inability to pay its debts as they become due, (C) commence in any court, pursuant to any statute of the United States or of any state, any voluntary bankruptcy, reorganization, composition, extension,





MANAGEMENT SERVICES AGREEMENT        -13-
         arrangement or insolvency proceeding, (D) have filed against it in any court pursuant to any statute of the United States or of any state, any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceeding, and such court shall enter an order for relief, after the institution thereof, or (E) have suffered or permitted a receiver, trustee, liquidator or similar officer to be appointed to administer and/or liquidate all or substantially all of its assets, and such appointment shall not be vacated or set aside within sixty
         (60) days after the appointment of such receiver, trustee, liquidator or similar officer.

         In the event of a default hereunder, in addition to the right to terminate this Agreement as set forth in Section 8(b) hereof, the non-defaulting party should have against the defaulting party all rights at law and in equity, including specific performance.

         (c) In addition, the Company may terminate this Agreement without cause upon not less than sixty (60) calendar days notice.

         (d) At the time that this Agreement expires, the parties shall cause a final accounting to be made of all transactions theretofore completed. Any amount then owing to the Manager, whether for reimbursement of expenses or on account of its fees hereunder (except as otherwise provided in this Agreement) shall be paid promptly to the Manager.

         (e) Upon expiration of this Agreement as provided herein, the Manager shall surrender to the Company custody and possession of the Properties, as well as the books and records of the Company or relating to the operations of the Properties, remove all signs that it may have placed on the Properties indicating that it is the manager (subject to the terms of Section 10 dealing with signs including the name "Shurgard") and repair any damage resulting therefrom; and for a period of thirty (30) days after such expiration make itself available to consult with and advise the Company regarding the operation and maintenance of the Properties. All personal property (including but not limited to capital equipment, hardware, trade and nontrade fixtures, materials and supplies) acquired pursuant to the Agreement and paid for by the Company (either directly or by reimbursement to the Manager) shall be the property of the Company and shall remain in the Properties at the expiration or termination of the Agreement, unless the Company shall request the Manager to remove said property.

         9.      ENGAGEMENT OF MANAGER'S EMPLOYEES.

         The Manager is in the business of managing properties for affiliated and unaffiliated property owners. As a services business, one of the Manager's most valuable resources is its employees who have been extensively trained by the Manager, have access to the Manager's written manuals, procedures and systems, and possess confidential information regarding the Manager's business objectives, procedures, business plan, trade secrets and other non-public information critical to the Company's success. The Company acknowledges that the Manager, in entering into this Agreement, is relying upon the





MANAGEMENT SERVICES AGREEMENT        -14-

Company's undertaking contained in this Section 9. Accordingly, the Company covenants that it will not, during the term of this Agreement and for a period of twelve (12) months after its termination or expiration, seek to hire, employ or otherwise engage any of the Manager's current employees without the Manager's prior written consent.

         10.     USE OF TRADEMARKS, SERVICE MARKS AND RELATED ITEMS

         Subject to the terms of this Section 10, the Manager hereby grants to the Company the non-exclusive license to use the name, trademark and service mark "Shurgard" and related marks, slogans, caricatures, designs and other trade or service items in the rental and operation of the Properties. It is understood and agreed that this name and all such marks, slogans, caricatures, designs and other trade or service items shall remain and be at all times the property of the Manager and its Affiliates, and that, except during the term hereof, the Company shall have no right whatsoever therein. At times during the term of this Agreement, the Manager shall have the right to inspect and supervise the use of such name, marks, slogans, caricatures, designs and other trade or service items to assure the quality of the services being rendered thereunder. Upon termination of this Agreement, all such use by and for the benefit of the Company of any such name, mark, slogan, caricature, design or other trade or service item in connection with the Properties shall, in any event, be terminated and any sign bearing any of the foregoing shall, at the Company's expense, be removed from view and no longer used by the Company; provided, however, that the Company shall have the right to the continued use of the "Shurgard" name, trademark, service mark and related items in the operation of any of the Properties which, as of the termination of the Agreement, were being managed by the Manager, until the next publication date of the Yellow Pages telephone directory which includes the Properties, at which time the Company's use of the "Shurgard" name, trademark, service mark and related items shall cease. It is understood and agreed that the Manager will use and shall be unrestricted by this Agreement in its use of such name, mark, slogan, caricature, design or other trade or service item in the management and operation of other properties both during the term of and after the expiration or termination of this Agreement. As consideration for the Manager's license granted to the Company herein, the Company shall pay the Manager One Hundred Dollars ($100) upon the execution of this Agreement.

         11.     MANAGER'S OTHER BUSINESS

         The Company acknowledges that the Manager is in the business of managing commercial real estate facilities, both for its own account and for the account of others. The Company hereby expressly acknowledges and agrees that the Manager and its Affiliates may continue to engage in such activities, may manage facilities other than those presently managed by it or them (whether or not such other facilities may be in direct or indirect competition with the facilities owned by the Company) and may in the future engage in other business or businesses which may compete directly or indirectly with the





MANAGEMENT SERVICES AGREEMENT        -15-
activities of the Company. The activities described in this Section 11 shall not in any way be regarded as a breach of any representation, warranty, covenant or duty of the Manager.

         12.     MANAGER AS INDEPENDENT CONTRACTOR

         In the performance of its duties and obligations under this Agreement, the Manager shall be an independent contractor with respect to the Company. Nothing contained herein shall be construed as making the parties hereto partners or joint venturers and, except as otherwise expressly provided herein, construed to make the Manager an agent or employee of the Company.

         13.     INDEMNIFICATION

         Neither the Manager, any Affiliate or any director, officer shareholder, agent employee of the Manager or any Affiliate or person or entity, if any, controlling the Manager or Affiliate performing services under this Agreement on behalf of the Company shall be liable, responsible or accountable in damages or otherwise to the Company or any of its shareholders for any act or omission by any such person performed in good faith pursuant to the authority granted to such person by this Agreement, or in accordance with its provisions, and in a manner reasonably believed by such person to be within the scope of the authority granted to such person, provided that such act or omission did not constitute fraud, misconduct, bad faith or negligence. The Company shall indemnify and hold harmless the Manager, any Affiliate of the Manager or any director, officer shareholder, agent employee of the Manager or any Affiliate or person or entity, if any, controlling the Manager or Affiliate performing services on behalf of the Company hereunder against any liability, loss, damage, cost or expense incurred by them on behalf of the Company or in furtherance of the Company's interests without relieving any such person of liability for fraud, misconduct, bad faith or negligence. With respect to the satisfaction of any indemnification of the above-mentioned persons, no shareholder of the Company shall have any personal liability for the payment of such amounts. All reasonable expenses incurred by the Manager or any Affiliates or any director, officer shareholder, agent employee of the Manager or any Affiliate or person or entity, if any, controlling the Manager or Affiliate performing services under this Agreement in defending any action, suit or proceeding with respect to matters as to which such person is entitled to or may be entitled to indemnification shall be paid by the Company in advance of the final disposition of such action, suit or proceeding. The person receiving such payment agrees to reimburse the Company for all reasonable expenses paid by the Company in defending any such action, suit or proceeding against such person in the event and only to the extent that it shall ultimately be determined that such person is not entitled to indemnification by the Company for such expenses under the provisions of this Agreement or otherwise.





MANAGEMENT SERVICES AGREEMENT        -16-

         14.     ENVIRONMENTAL COMPLIANCE AND INDEMNIFICATION

         (a) Representations and Warranties. The Company represents and warrants as follows:

                 (i) Hazardous Substances. Except as set forth in Exhibit A, the Company has no knowledge or reason to know that any Hazardous Substance (a) is or has been used, treated, stored, disposed of, released, spilled, generated, manufactured, or otherwise handled on the Properties, or transported to or from the Properties; (b) has been spilled, released, intruded, leached or disposed of from the Properties onto property adjacent to the Properties; or (c) has otherwise come to be located on or under the Properties.

                 (ii) Compliance With Environmental Laws. To the best of its knowledge following its inquiries, the Properties and all operations conducted on the Properties are and will continue to be in full compliance with all applicable Environmental Laws. The Properties shall be operated in full compliance with such laws from and after the date the Company acquires title thereto.

                 (iii) No Liens. No liens have been placed on the Properties under any Environmental Laws and the Company has no knowledge of any threatened or impending liens under any Environmental Laws.

                 (iv) No Notice. The Company has not received any notice and is not aware of any administrative or judicial investigations, proceedings, or actions with respect to violations, alleged or proven, of Environmental Laws by the Company or by any tenants or predecessors of the Company, or otherwise involving the Properties or the operations conducted on the Properties.

                 (v) No Asbestos-Containing Material. Except as set forth in Exhibit A, to the best of its knowledge following its inquiries, no Asbestos-Containing Material is present in any of the improvements on the Properties or is otherwise located on the Properties. The Properties and all operations conducted on the Properties are in compliance with all federal and state statutes and regulations relating to asbestos.

                 (vi) No Underground Storage Tanks. Except as set forth in Exhibit A, no underground storage tanks, whether in use or closed, are located on or under the Properties.

         (b) Prohibited Activities. The Company shall not engage in or permit any tenant or other person to engage in any activity or conduct on the Properties that would cause, or could reasonably be expected to cause, any of the representations set forth in Section 14(a) of this Agreement to cease to be true, correct, and complete.





MANAGEMENT SERVICES AGREEMENT        -17-

         (c) Notice. The Manager shall immediately notify the Company upon becoming aware of any of the following, and shall immediately provide the Company with copies of any notices received with respect to:

                 (i) Spill, Release, or Disposal: Any spill, release, or disposal of a Hazardous Substance on, under, or adjacent to the Properties.

                 (ii) Notice of Violation: Any notice or communication from a governmental agency or any other person directed to the Company, any tenant of the Properties, or any other person relating to: (i) Hazardous Substances on, under, or adjacent to the Properties; or (ii) any violation of any Environmental Laws.

                 (iii) Change in Circumstances: Any fact or change in circumstances that would or reasonably could be expected to cause any of the representations and warranties set forth in Section 14(a) of this Agreement to cease to be true for any time.

                 (iv) Threat to Value of Security: Any matter relating to Hazardous Substances or Environmental Laws that would give a reasonably prudent person reason to be concerned that the value of any of the Properties may be reduced or threatened.

         (d) Corrective Actions. The Company hereby directs the Manager to immediately cause any Hazardous Substance spilled, released, intruded, vented, leached or disposed of on or in any of the Properties or any improvements thereto to be collected, stored, treated and removed from the Properties in accordance with all Environmental Laws; to immediately repair and restore the Property; and to pay from Company funds all of the costs thereof.

         (e) Indemnification. The Company shall indemnify and hold harmless the Manager, its directors, officers, employees, agents, successors and assigns, and their directors, officers, employees and agents from and against (a) all costs of any repair, cleanup, and detoxification of the Properties and the preparation and implementation of any closure, remedial or other plans required by any Environmental Laws or any governmental authority;
(b) all liability, costs, damages, and claims suffered or incurred by the Manager as a result of any damage to the Properties, damage to any other property, or any injury or death to any person or persons caused by the Company's or the Properties' failure to comply with any Environmental Laws; (c) all liabilities to any governmental authorities, including and without limitation, the removal of any liens against the Properties, as a result of the violation of any Environmental Laws; and (d) all actual and consequential damages incurred by the Manager as a result of the failure of the Company or the Properties to comply with any Environmental Laws and which are not otherwise expressly excluded from this Agreement. This indemnification shall extend to any loss or liability incurred by





MANAGEMENT SERVICES AGREEMENT        -18-
the Manager as a result of any violation of any Environmental Laws or the presence of any Hazardous Substance on or about the Properties.

         (f) Survivability. The obligations of Company under this Section 14 shall survive the termination of the Manager or the expiration of this Agreement.

         15.     COMPLIANCE WITH APPLICABLE USE REGULATIONS

         The Company shall be responsible for making available to the Manager, from time to time, funds as may be necessary to bring the Properties into compliance with, and to maintain the necessary level of compliance with respect to, applicable public access, fire and safety, building code and other federal, state and local laws, regulations, ordinances, and orders with respect to the use and occupancy of the Properties, including but not limited to compliance with the requirements of the Americans with Disabilities Act of 1990, and rules, regulations and order issued pursuant thereto (collectively, the "Applicable Use Regulations"). By the execution of this Agreement, the Manager is hereby authorized to withdraw funds from such account or accounts as may be maintained for the benefit of the Company to ensure that the Properties are brought into compliance with the Applicable Use Regulation, and to continue such compliance throughout the Company's ownership of such Properties, in order to permit the continued operation of the Properties without the violation of Applicable Use Regulations and without exposing the Manager to any liability for noncompliance. The Company shall indemnify and hold harmless the Manager and its directors, officers, agents and employees from and against any and all losses, claims, damages or liabilities of any nature whatsoever with respect to or arising from the Company's failure to make funds available to bring the Properties into strict compliance with, and to maintain such compliance with respect to, the Applicable Use Regulations.

         16.     ASSIGNMENT

         Neither this Agreement nor any right or obligation hereunder shall be assignable by the Company and any attempt to do so shall be void ab initio, provided, however, that this Agreement may be assigned to any one or more wholly owned subsidiaries of the Company. Such assignment may be made in whole or in part so that both the Company and such wholly owned subsidiary or subsidiaries may have the full benefit of this Agreement. Such assignment may be made and shall be effective upon notice of such assignment by the Company to the Manager. Without the prior consent of the Company, the Manager shall have the right to assign this Agreement to an Affiliate or a wholly or majority owned subsidiary or to any legal entity which has, by merger, consolidation, purchase or otherwise, acquired substantially all of the Manager's assets, stock or other evidence of equity interest and continued the Manager's business in substantially the same manner as then existing as a manager of self- service storage facilities and other real estate investments; provided, however, that no such assignment shall be effective unless the assignee shall expressly assume the obligations of the Manager hereunder. In addition, the





MANAGEMENT SERVICES AGREEMENT        -19-

Manager shall have the right to assign all or a portion of its rights and obligations hereunder to a third party in the event the Manager deems such assignment reasonably necessary to preserve the status of the Company as a "real estate investment trust" under the Internal Revenue Code of 1986, as amended. Except as provided in this Section 16, the Manager may not assign its rights hereunder without the prior consent of the Company and any attempt to do so shall be void ab initio. Nothing in this Section 16 shall prohibit the Manager from delegating certain of its responsibilities under this Agreement pursuant to Section 5 hereof.

         17.     HEADINGS

         The headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

         18.     GOVERNING LAW

         The validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties shall be governed by the laws of the State of Delaware.

         19.     NOTICES

         Any notice required or permitted herein to be given shall be given in writing and shall be personally delivered or mailed, first-class postage prepaid, to the respective addresses of the parties set forth below their signatures on the signature page hereof, or to such other address as any party may give to the other in writing. Such notice shall be deemed effective, if personally delivered, upon receipt by the addressee or, if mailed, upon the third business day after deposit of such notice into United States first class mail, or if sent by overnight courier, one day after delivery to such courier.

         20.     SEVERABILITY

         Should any term or provision hereof be deemed invalid, void or unenforceable either in its entirety or in a particular application, the remainder of this Agreement shall nonetheless remain in full force and effect and, if the subject term or provision is deemed to be invalid, void or unenforceable only with respect to a particular application, such term or provision shall remain in full force and effect with respect to all other applications. The parties recognize that broad discretionary authority has been granted by the Company to the Manager in the management of the Properties or in rendering the other services required hereunder and it is their intent that such authority be fully exercisable by the Manager within the limitations imposed by this Agreement and applicable law. If, however, any court of competent jurisdiction should render a final judgment that the authority granted to the Manager herein exceeds the bounds of permissible delegation under applicable law, the parties agree that this Agreement shall be deemed amended,





MANAGEMENT SERVICES AGREEMENT        -20-
modified and reformed to the extent necessary to reduce the scope of authority delegated by the Company to the Manager so as to limit such authority to that permissible under applicable law as evidenced by the written legal opinion of counsel to the Manager reasonably satisfactory to the Company. The parties agree that in no event shall any determination that the discretion and authority granted to the Manager hereunder exceeds permissible bounds result in this Agreement's being declared or adjudged invalid, void or unenforceable in its entirety; rather, the parties request that any court examining such issue employ great latitude in reforming this Agreement so as to make the same, as reformed, valid and enforceable.

         21.     SUCCESSORS

         This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their permitted assigns and successors in interest.

         22.     CONSENTS AND WAIVERS

         No consent or waiver, express or implied, by either party hereto to or of any breach or default by the other party in the performance by the other of its obligations hereunder shall be valid unless in writing, and no such consent or waiver shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such party hereunder. Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder. The granting of any consent or approval in any one instance by or on behalf of the Company shall not be construed to waive or limit the need for such consent or approval in any other subsequent instance.

         23.     ATTORNEYS' FEES

         In the event of any action to enforce this Agreement for interpretation or construction of the Agreement or on account of any breach of or default under this Agreement, the prevailing party in such action shall be entitled to recover, in addition to all other relief from the other party, all reasonable attorneys' fees incurred by the prevailing party in connection with such action (including, but not limited to, any appeal thereof).

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.





MANAGEMENT SERVICES AGREEMENT        -21-

                                  COMPANY:

                                  SHURGARD STORAGE CENTERS, INC.,
                                    a Delaware corporation


                                  By  Harrell Beck
                                      --------------------------------
                                      Harrell Beck, President

                                  Address: 1201 Third Avenue -
                                    Suite 2200
                                  Seattle, Washington 98101

                                  MANAGER:

                                  SHURGARD INCORPORATED,
                                    a Washington corporation

                                  By  Charles K. Barbo
                                      --------------------------------
                                      Charles K. Barbo, President

                                  Address:  1201 Third Avenue - Suite 2200
                                  Seattle, Washington 98101





MANAGEMENT SERVICES AGREEMENT        -22-